Exhibit 99a




                                                                 [Conectiv Logo]



         FOR IMMEDIATE RELEASE

JUNE 28, 2000

Media Contact:

TIM BROWN, CONECTIV, (302) 452-6496
Investor Contact:
Bob Marshall, Conectiv (302) 429-3114

                  Conectiv Sells Interest in Thermal Facilities
                           to Sempra Energy Solutions

WILMINGTON, DE - Conectiv (NYSE:CIV) today announced that it has reached agreement to sell its 50 percent ownership interest in two thermal projects located in Las Vegas, Nevada and Glendale, California to its joint venture partner, Sempra Energy Solutions, a subsidiary of Sempra Energy (NYSE: SRE).

The sale is part of Conectiv's plan to exit businesses that are not strategic for the company, to seek a partner for its telecommunications business, and focus on its core mid-merit merchant energy and power delivery businesses. In March, Conectiv announced its plans to sell Conectiv Thermal as part of a decision to focus on its core businesses.

The sale, which requires approval by the Federal Trade Commission and Department of Justice under the Hart Scott Rodino Act, is expected to be completed during the third quarter. Conectiv is continuing to evaluate bids for the rest of its Atlantic City based thermal projects, but has set no firm timetable for the sale of those assets. Likewise, the Wilmington Thermal loop project will be developed as planned and included as part of the sale of Conectiv Thermal Systems.

Tom Shaw, Executive Vice President of Conectiv, said, "We are pleased with the outcome of this transaction. We believe that Sempra Energy Solutions was the logical buyer, given their involvement, experience and knowledge of the customers and the projects. The proceeds will be redeployed into our core businesses. Continuing to focus on our core businesses will provide us with the best opportunities to leverage our knowledge base and competitive advantage in order to spur growth and shareholder value."

The Las Vegas project was placed in service in May 1999 and provides chilled water and steam to three customers, including the The Venetian Hotel Resort Casino and Sands Expo & Convention Center. The Glendale project, in operation since November 1997, provides chilled water to the Dreamworks Animation studio.

                                   ---#####---

Conectiv, a Fortune 500 company headquartered in Wilmington, DE, provides regulated electric and natural-gas utility services and is also engaged in telecommunications and other non-regulated activities. Conectiv serves more than one million customers in New Jersey, Delaware, Maryland, Virginia, and Pennsylvania.